Exhibit 99.1

FOR IMMEDIATE RELEASE

Middlesex Water Company Increases Common Dividend by 4.62%

52 Years of Consecutive Dividend Increases

ISELIN, N.J., October 24, 2024– Middlesex Water Company (NASDAQ:MSEX) announced today that its Board of Directors has declared a quarterly cash dividend of $0.34 per share on its common stock, a 4.62% increase from the $0.325 per share dividend last declared in July 2024. This increase raises the annual dividend rate to $1.36 from $1.30 per share of common stock and marks Middlesex’s 52nd consecutive year of dividend increases. The dividend at the new rate is payable December 2, 2024 to shareholders of record as of November 15, 2024. Middlesex Water Company has paid cash dividends in varying amounts continually since 1912.

Middlesex Water Company provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies. To learn more about Middlesex Water, including information about its Investment Plan, visit the Investors section at Middlesex Water Company.

About Middlesex Water Company

Established in 1897, Middlesex Water Company serves as a trusted provider offering life-sustaining high quality water service for residential, commercial, industrial and fire protection purposes. The company offers a full range of water, wastewater utility and related services. The company and its subsidiaries form the Middlesex Water family of companies, which collectively serve a population of half a million people in New Jersey and Delaware. Middlesex is focused on meeting the needs of our employees, customers, and shareholders. We invest in our people, our infrastructure, and the communities we serve to support reliable and resilient utility services, economic growth, and quality of life.

Contact:

Bernadette Sohler, Vice President – Corporate Affairs

Middlesex Water Company

(732) 638-7549

www.middlesexwater.com